Exhibit 1

     Agreement to File Joint Statement on Schedule 13D

     The parties hereto agree as follows:

     Pursuant to Rule 13d-1(f)(1) of Regulation 13D-G promulgated by the Securities and Exchange Commission, the parties hereto hereby agree to file jointly with the Securities and Exchange Commission, Enron Liquids Pipeline, L.P. and the New York Stock Exchange the Statement on Schedule 13D to which this Agreement is attached as Exhibit "A". The parties hereto further agree to file jointly with such entities any and all amendments to said Statement on Schedule 13D as they may deem necessary or appropriate, unless and until such time as one party hereto shall notify the other parties hereto in writing of its desire to terminate this Agreement.

     Dated: January 23, 1997




                         /s/ Richard D. Kinder
                       Richard D. Kinder



                         /s/ William V. Morgan
                       William V. Morgan



                        K.C. LIQUIDS HOLDING CORPORATION

                       By:   /s/ William V. Morgan

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